Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Robert M. Warwick
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 275-5100
NEWS RELEASE

WILLIS LEASE SATISFIES NASDAQ LISTING REQUIREMENT

SAUSALITO, CA — June 12, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it was notified by Nasdaq that it has complied with Market Rule 4350(d)2 with the appointment by the Board of Directors of Hans Jörg Hunziker to its Audit Committee, filling the vacancy created when former Director Glenn L. Hickerson chose not to stand for reelection to the Company’s Board of Directors. Mr. Hunziker will become the third member of the Company’s Audit Committee, as required by Nasdaq in Marketplace Rule 4350.

Mr. Hunziker was elected to the Company’s Board of Directors at its Annual Meeting on May 25, 2006. He previously served on the Willis Lease Board of Directors from 2000 to 2002 and returned to service again this year. Formerly the President and Chief Executive Officer of Flightlease AG Ltd. and Chief Financial Officer of SAirServices Ltd., he has over 30 years of experience in the aviation industry. Mr. Hunziker holds a Masters degree in economics and business administration from the University of Zurich and holds the equivalent of a doctoral degree from the University of Zurich.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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Note: Transmitted on Business Wire on June 12, 2006 at 1:15 p.m. PDT.